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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

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                         Dominion Bridge Corporation
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                          THE KUHNS COMMITTEE PROPOSAL
                                 EMPTY PROMISES


                   COMMITTEE'S SUPPLEMENTAL MATERIALS CONFIRM
                       NO SUBSTANCE, NO SHAREHOLDER VALUE
                                       AND
                          STILL NO FUNDING INFORMATION
                       FOR THE US $106 MILLION OF PROMISES

Dear Fellow Shareholder:

               Finally, on August 6, 1997, the Kuhns Committee filed a third supplement to its proxy statement providing additional information regarding its so-called "plan" for Dominion Bridge Corporation. The supplemental materials, while still incomplete, confirm what the Company's board and management have said all along. We are writing to reconfirm the Company's opposition to the Kuhns Committee proposal and to urge you to sign the enclosed green revocation card.

               The Kuhns supplemental material confirms that the Kuhns Committee has been misleading shareholders throughout the entire consent solicitation campaign. SIMPLY PUT, THE COMMITTEE HAS NO BUSINESS PLAN. LOOK AT THE CENTRAL ELEMENTS OF THE COMMITTEE'S "PLAN:"

FIRSTKEY A RISKY START-UP

The Kuhns Committee's latest material confirms that FirstKey Project Technologies Inc. ("FIRSTKEY"), the cornerstone of their "plan," is a START-UP. There is NO US $600 MILLION BACKLOG AS ORIGINALLY REPRESENTED. There is NO PROOF of BONDING. There is NO PROOF of CORPORATE or PROJECT FINANCING.

The Kuhns Committee does not reveal where the money is coming from for the acquisition of the FIRSTKEY start-up: WHAT is the REAL COST to DBC shareholders? WHY should DBC shareholders pay for a CONTINGENT acquisition? This is no time for a start-up! This is time for CONSOLIDATION.

THE MCCONNELL DOWELL CORPORATION ("MDC") PRIVATIZATION IS
RISKY AND UNLIKELY

The Kuhns Committee finally admits the improbability of privatizing MDC and confirms the risk under Australian law. The Kuhns Committee previously portrayed this transaction as a "shoe in" and has now BACKTRACKED and is saying what DBC has told DBC shareholders all



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
along. The Kuhns Committee approach to MDC is superficial, poorly researched and reflects a misrepresentation of the benefits MDC can provide to Dominion Bridge.

The Kuhns Committee finally confirms that the acquisition would cost $55 million for the 35% minority interest, which is more than what DBC paid for its initial 78% interest. Furthermore, there is still no indication of WHERE the funding would come from.

The Kuhns Committee's aspiration to GRAB MDC CASH for their own corporate purpose demonstrates a TOTAL LACK of understanding of MDC's needs for financing, bonding and growth.

THE CONTINGENT VALUE RIGHTS ("CVR") OFFER NO GUARANTEE OF
VALUE

As the Kuhns Committee supplemental materials now finally admit, the present DBC shareholders would have to keep their DBC shares indefinitely before benefiting from the VCRs. Furthermore, the Kuhns Committee admits that their CVR plan is completely unfunded.

WHAT is the actual value of a CVR? WHAT is the CVR's future value? WHAT would happen in the event of default of the CVR?

KUHNS PROPOSED MANAGEMENT POSES MORE CONFLICTS
AND QUESTIONS

John Perry, the proposed chief financial officer for the Kuhns Committee, is a Canadian chartered accountant who has provided over $600,000 in services to the Company over the past three years. By participating in the solicitation of the Committee, John Perry is in a professional conflict of interest under the Canadian Institute of Chartered Accountants Code of Conduct. Furthermore, John Perry has always stated to DBC that his family priorities prohibited him from working full-time at the DBC Head Office in Montreal. How will he address this issue if the Kuhns Committee succeeds?

Ask yourself as well about another member of the Kuhns Committee management team. While Clarence Boudreau, Chairman of FIRSTKEY, effectively has many successes to his credit, can he explain:

     - The $32 million fiasco surrounding a co-generation project in the city of Cardinal, Ontario?

     - The multi-million dollar loss in the Medium-Density Fiber Board project in Pembroke, Ontario?

     - The facts surrounding his departure from Total Construction Solutions, a company forming part of Bracknell Corporation?

     - Why Bracknell stock plunged from over $9.00 to approximately $2.00 while



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     he was a top executive at Bracknell?

THE KUHNS COMMITTEE HAS ABUSED THE SYSTEM

John Dutton's deposition confirms that the Kuhns Committee has been using highly confidential INSIDER information. These projections include numerous items which are identical to DBC's internal projections which were prepared by John Dutton for DBC while he was an officer of DBC's subsidiary.

The Kuhns Committee's projections repeatedly use the term "AS FILED WITH THE SEC" in an attempt to make shareholders believe that the Kuhns Committee's projections have been approved by the SEC, which they have not.

CONSIDER THE LEGAL IMPLICATIONS

DBC has obtained independent legal opinions confirming that the Kuhns Committee's consent solicitation and the proposed by-laws are illegal under Delaware law. During the lengthy court process, the Company would be in a corporate gridlock and could not function in a normal operating manner.

INSTITUTIONAL SHAREHOLDER SERVICES (SM) ("ISS")

ISS reconfirmed its original recommendation to vote AGAINST the Kuhns Committee.

ISS concluded that "Mr. Kuhns' promise(d) not to oppose any valid offers for the company that would maximize shareholder value. We contend that the Committee's by-laws would make it almost impossible for the company's board to consider any offers independently. By the Committee's own admission, its by-laws would severely limit the powers of the board of directors and are intended to encourage the directors to resign." (See ISS's analysis dated July 18, 1997 for full description of the proposed by-laws).

THE KUHNS COMMITTEE IS OPPOSED TO THE BOARD'S DECISION TO
ENTER INTO A TRANSACTION TO ENHANCE STOCKHOLDER VALUE

The Kuhns Committee's Secretary, John Dutton, confirmed in the Montreal Gazette that the Kuhns Committee, if successful in their consent solicitation, would not sell DBC for a period of 12 to 18 months.

We quote, "Dutton said Dominion Bridge is in such dire straits that shareholders will not get fair value from a sale and will be better off installing new management. If shareholders oust the current management, they can always decide to accept a purchase offer when Company prospects improve in a year or 18 months, Dutton said. If you're going to sell your house, you fix the leaky roof before you sell it."

This is another flagrant demonstration of the disrespect shown by the Kuhns Committee for



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DBC shareholders. This misrepresentation is sufficient for the DBC shareholders to put pressure on the Kuhns Committee to STOP this irresponsible consent process.

THE COMMITTEE'S DAMAGE TO THE COMPANY

The Kuhns Committee filed its consent solicitation on May 23, 1997, commissioned a credit check on DBC and at the same time, engaged in corporate terrorist acts aimed at destabilizing DBC by contacting its clients, its employees, and its suppliers, spreading lies, innuendoes and allegations. These self-serving acts, together with the Kuhns Committee "whisper campaign" were pre-meditated and aimed only at undermining the operations of the Company without bringing any value to those shareholders who have a real stake in DBC.

THE EXPLORATION OF A TRANSACTION BY LEGG MASON IS THE
SHAREHOLDERS' BEST BET

The Kuhns Committee DOES NOT HAVE REAL ANSWERS and DOES NOT HAVE ANY MONEY to finance their plan. This is not a TAKE-BACK, this is a TAKE-UNDER!

These are the reasons why the Kuhns Committee did not resubmit their business plan to Legg Mason for a fairness opinion.

Instead, we ask the DBC shareholders to provide DBC and its Board of Directors with their full support and cooperation in their current accelerated mandate with Legg Mason to review strategic alternatives to enhance shareholder value.

We thank our stockholders for their support of the Company and the Board.


Very truly yours,




Michel L. Marengere                        Nicolas Matossian
Chairman and Chief Executive Officer       President and Chief Operating Officer

IF YOU HAVE ALREADY SIGNED A WHITE CONSENT CARD, PLEASE SIGN AND SEND THE GREEN REVOCATION CARD NOW!

          IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT MORROW & CO., INC.
                        (212) 754-8000 / 1-800-662-5200



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
FOR IMMEDIATE RELEASE                         NEWS RELEASE


FROM:    Larry Stouffer                       COMPANY:   Francois Morin
         PORTER, LEVAY & ROSE, INC.                      (514) 634-3550
         (212) 564-4700

                      DBC ANNOUNCES CHIEF FINANCIAL OFFICER
                        FOR ITS NORTH AMERICAN OPERATIONS

               MONTREAL, CANADA, August 13, 1997 Dominion Bridge Corporation (NASDAQ/NMS: DBCO; VSE: DMO.U), ("DBC") announces the appointment of Mr. Andre Marsan, CA as Chief Financial Officer for its North American engineering, construction business. This group unites under one delivery capability Dominion Bridge, Inc., ("DBI"), Steen Contractors Ltd. ("STEEN"), and the Pipeline Division.

               Mr. Marsan joined DBC Monday, August 11, 1997. In his new capacity as Chief Financial Officer, he will be responsible for all financial and accounting matters in the recently integrated construction and engineering operations in North America.

               Mr. Marsan brings to DBC a wealth of industry experience and financial expertise in the engineering, construction and manufacturing business. He was previously employed as a CFO in the industry by a major North American competitor to DBI. In his past employments, he has had the opportunity to manage international large-scale budget operations and was also responsible for the implementation of state-of-the-art accounting and information systems in those operations.

               Mr. Marsan is a CA and a member of the Canadian Institute of Chartered Accountants and started his career as an auditor. He is well versed in audit practices using US as well as CDN GAAP and his accounting and industry experience have spanned Europe and North America.

               DBC Chairman, Michel L. Marengere expressed the Board's pleasure in the selection of Mr. Marsan as "an excellent choice of industry expertise in an area where we project significant growth." President and Chief Operating Officer Nicolas Matossian stated that Dominion Bridge Inc., Steen Contractors Limited and the Pipeline Division will operate as a single three divisional unit in North America, patterned after the highly successful model for McConnell Dowell Corporation. One of Mr. Marsan's major priority and responsibility will be the integration and update of financial and information systems for the overall unit."

               Dominion Bridge was established in 1879. The Company is active in the international engineering and infrastructure markets. It manages projects and operates facilities in North and South America, Europe and the Asia Pacific. The Company, together with its subsidiaries, employs more than 6,500 people, with this year's anticipated revenues of over US $600 million consolidated backlog is approximately US $500 million.

Dominion Bridge Corporation's subsidiaries are Dominion Bridge, Inc., Steen Becker, Inc. and Davie Industries. Its Australia subsidiary, McConnell Dowell Corporation is a major Asia Pacific engineering firm.

FROM:     L. B. STAUFFER                      THOMAS D. GIBSON, MEDIA CONSULTANT
          PORTER, LE VAY & ROSE, INC.
          (212) 564-4700

COMPANY        FRANCOIS MORIN
CONTACT:       (514) 634-3550

                                                           FOR IMMEDIATE RELEASE


               KUHNS COMMITTEE REQUIRED TO FILE DISCLAIMER ON ITS
                            AUGUST 8TH PRESS RELEASE


               MONTREAL, CANADA, AUG. 11 -- Dominion Bridge Corporation (NASDAQ/NMS: DBCO; VSE: DMO.U) today issued the following statement:

               On Friday, August 8th at 12:25 p.m., the Kuhns Committee issued a press release falsely accusing Dominion Bridge Corporation ("DBC") of proxy violation and the company's chairman of an illegal "secret vote buying scheme". This press release containing numerous defamatory statements was sent to the SEC office of Mergers & Acquisitions by the Kuhns Committee only minutes before its release to the public. At approximately 12:45 p.m., Kuhns Committee member John Perry called the company's securities counsel, falsely stating that the SEC was investigating the Kuhns Committee's allegation. Omitted from the original press release was the following disclaimer required by the SEC, "Although the Committee has today asked the Securities and Exchange Commission ("SEC") to investigate the matters referred to in the press release, no inference should be drawn that the SEC will, in fact, undertake any such investigation, or that the SEC has any viewpoint with respect to the allegations made by the Committee."

                                     -more-
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                                         -2-

               The company received several reports from stockholders that the Kuhns Committee had faxed copies of the press release and made numerous telephone calls to stockholders repeating the allegations in its press release and again falsely stating that the SEC had commenced an enforcement investigation into the Kuhns Committee's allegations. The Kuhns Committee's allegations were parroted in the Montreal press without further verification, thus propagating these falsehoods further to the company's shareholders, clients and employees.

               The company totally denies the Kuhns Committee's slanderous allegations and the company and its management have no knowledge of any SEC investigation in process.

               To the contrary, in response to SEC comments, the Kuhns Committee was required to disclose through its mailing, material facts in its proxy solicitation relative to the Kuhns Committee business plan. These amended materials have never been sent to the company's stockholders. Company Counsel commented that "The shareholders have a right to the truth and full disclosure and the regulatory authorities is not about to tolerate a public slander campaign by a dissident group who are willing to cross the line of legality in a desperate attempt to attract the attention of the media and obtain votes from shareholders who know that the Kuhns Committee rantings bring no value to the company."

               Dominion Bridge was established in 1879. The company is active in the international engineering and infrastructure markets. It manages projects and operates facilities in North and South America, Europe and The Asia Pacific. The company, together with its subsidiaries, employs more that 6,500 people, with this year's anticipated revenues of over US $600 million. Consolidated backlog is approximately US $500 million.

               Dominion Bridge Corporation's subsidiaries are Dominion Bridge, Inc., Steen Becker, Inc. and Davie Industries. Its Australia subsidiary, McConnell Dowell Corporation, is a major Asia Pacific engineering firm.

                                   ##########

1997

               This news release is neither approved nor disapproved by the Vancouver Stock Exchange.